Exhibit 4.4


                             STOCKHOLDERS' AGREEMENT

     Stockholders' Agreement (this "Agreement"), dated as of March 9, 2000, by and among Caravelle Investment Fund, L.L.C., a Delaware limited liability company ("Caravelle"), CIBC WMC Inc., a Delaware corporation ("CIBCWMC"), Albion Alliance Mezzanine Fund, L.P., a Delaware limited partnership ("Albion I"), Albion Alliance Mezzanine Fund II, L.P., a Delaware limited partnership ("Albion II" and, together with Caravelle, CIBCWMC and Albion I, the "Preferred Investors" and, in their capacity as holders of shares of Common Stock (as defined) (and together with any of their Affiliates, Associated Entities or Managed Funds that may become transferees of any Common Stock held by them), the "Preferred Investor Common Stockholders"), Transportation Technologies Industries, Inc., a Delaware corporation and the surviving corporation in the Merger (as defined) (the "Company"), and the persons listed on Exhibit A attached hereto, who now or hereafter become signatories to this Agreement (the "Individual Investors" and, together with the Preferred Investor Common Stockholders, the "Stockholders").

                                    RECITALS

     WHEREAS, pursuant to the Agreement and Plan of Merger, dated as of January 28, 2000 (the "Merger Agreement"), by and between the Company and Transportation Acquisition I Corp., a Delaware corporation ("Acquisition"), (i) the Company and Acquisition have commenced a joint tender offer to purchase all of the outstanding shares of common stock, par value $.01 per share, of the Company (the "Shares"), at a purchase price of $21.50 per Share (the "Offer Price") and
(ii) following the completion of the joint tender offer and the satisfaction or waiver of certain other conditions, Acquisition will be merged with and into the Company (the "Merger"), with the Company being the surviving corporation in the Merger;

     WHEREAS, at the effective time of the Merger (the "Effective Time"), (i) each outstanding Share (other than certain Shares specified in the Merger Agreement, including certain Shares owned by the Individual Investors) will be converted into the right to receive the Offer Price without interest thereon,
(ii) each outstanding share of common stock of Acquisition, par value $.01 per share ("Acquisition Common Stock"), including all of such shares held by the Preferred Investor Common Stockholders, will be converted into one share of common stock, par value $.01 per share (the "Common Stock"), of the Company and
(iii) each outstanding share of preferred stock of Acquisition, par value $.01 per share, will be converted into one share of preferred stock, par value $.01 per share, of the surviving corporation in the Merger (the "Preferred Stock"); and

     WHEREAS, the Preferred Investor Common Stockholders collectively beneficially own 697,974 shares of Acquisition Common Stock, which will be converted into

697,974 shares of the common stock, par value $0.01 per share, of the Company at the Effective Time;

     WHEREAS, the Individual Investors will collectively beneficially own 697,974 Shares at the Effective Time; and

     WHEREAS, the Stockholders believe it to be in their best interests and in the best interests of the Company that they enter into this Agreement providing for certain rights and restrictions with respect to the shares of Capital Stock (as defined below) of the Company owned by them or their transferees, all as hereinafter provided.

                                   AGREEMENTS

     NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth in this Agreement, the receipt and sufficiency of which are acknowledged by each of the parties hereto, effective as of the Effective Time (except as provided herein), the parties hereto, intending to be legally bound, hereby agree as follows:

     1. Representations and Warranties. Each party hereto represents and warrants that (a) this Agreement has been duly authorized, executed and delivered by such party and constitutes the valid and binding obligation of such party, enforceable against such party in accordance with its terms, and (b) such party has not granted and is not a party to any proxy, voting trust or other agreement which conflicts with or violates any provision of this Agreement. No party to this Agreement shall grant any proxy or become party to any voting trust or other agreement which conflicts with or violates any provision of this Agreement.

     2. Corporate Governance.

     (a) Subject to Sections 2(b) and (c), from the Effective Time, each Stockholder and each of its Permitted Transferees shall vote or cause to be voted all shares of Common Stock owned or hereafter acquired (whether by purchase or otherwise) by each such Stockholder or Permitted Transferee, as the case may be, or over which each such Stockholder or Permitted Transferee, as the case may be, has control, and shall take all other necessary actions within its control, in order to cause:

          (i) subject to Section 2(a)(vi), the number of directors on the Board to be seven;

          (ii) the election to the Board of three directors designated jointly by Caravelle and CIBCWMC and any of their Affiliates or Associated Entities that may become transferees of the Common Stock held by them (the "Preferred Designators");



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

          (iii) the election to the Board of four directors designated by the Individual Investors;

          (iv) in the event of any vacancy in the Board occurring for any reason, the filling of the vacancy in such a manner that the Board will be comprised of seven directors designated as set forth above;

          (v) at the written request of the Preferred Designators or the Individual Investors, the removal or replacement of any of the directors designated by such Stockholders; and

          (vi) if, at any time, the Company shall have defaulted under any of its obligations under its indebtedness or under the terms of its preferred stock, which default shall not have been cured within 30 calendar days after the Company has been notified in writing of such default, the election to the Board of one director designated jointly by the Preferred Designators and an increase in the size of the Board to permit the inclusion of such appointee (and, provided that such default shall not have been cured, at the written request of the Preferred Designators, the removal and/or replacement of the director designated by such Preferred Designators pursuant to this Section 2(a)(vi)).

     (b) The right of the Preferred Designators to designate directors under
Section 2(a), and the obligation of the Stockholders to vote their shares as provided in this Section 2 with respect to such designees, shall terminate at such time and for so long as the Preferred Designators collectively own less than 50% of the number of shares of Common Stock held by the Preferred Designators as of the Effective Time. The right of the Individual Investors to designate directors under Section 2(a), and the obligation of the Stockholders to vote their shares as provided in this Section 2 with respect to such designees, shall terminate at such time as the Individual Investors and their Permitted Transferees collectively own less than 50% of the number of shares of Common Stock held by them as of the Effective Time (excluding any shares placed in escrow in connection with the Debt Financing). Notwithstanding Section 2(a), the Individual Investors shall be entitled to designate no more than three directors at such time as the Individual Investors and their Permitted Transferees collectively own at least 50% but less than 80% of the number of shares of Common Stock held by them as of the Effective Time (excluding any shares placed in escrow in connection with the Debt Financing). Each director designated by the Preferred Designators or the Individual Investors (or one director designated by the Individual Investors, in the case of the preceding sentence) shall be deemed to have resigned as of the date on which the right of the Preferred Designators or the Individual Investors, as applicable, to designate directors terminates pursuant to this Section 2(b), and such vacancy or vacancies shall be filled as designated by the remaining directors on the Board. The right of the Preferred Investor Common Stockholders to designate a director under Section 2(a)(vi), and the obligation of the Stockholders to vote their shares as provided in this Section 2 with respect to such designee, shall terminate at such time as the Company shall have cured the default giving rise to such appointment under Section 2(a)(vi) and shall have cured any and all defaults of the nature specified in Section 2(a)(vi) (but without regard to the grace period specified in Section 2(a)(vi)) that shall have occurred subsequent to the default giving rise to such appointment, and such designee shall be deemed to have resigned as of the date such default is cured.

     (c) The initial members of the Board from and after the Effective Time shall be:

                                    Thomas M. Begel
                                    Jason Block
                                    Jay Bloom
                                    James D. Cirar
                                    Mark Dalton
                                    Camillo M. Santomero III
                                    Andrew M. Weller

     (d) The Company shall use its reasonable best efforts to cause any designees selected in accordance with this Agreement to be elected to the Board. Each Stockholder shall vote such Stockholder's shares of Common Stock at any regular or special meeting of stockholders of the Company or in any written consent executed in lieu of such a meeting of stockholders and shall take all other actions necessary (whether in such Stockholder's capacity as Stockholder or otherwise, including, without limitation, causing any directors to take all such necessary action, whether at a meeting or by an action by written consent in lieu of a meeting): (i) to give effect to the agreements contained in Sections 2(a)-(c) and (h) and Section 8 and (ii) to ensure that the certificate of incorporation and by-laws of the Company do not, at any time hereafter, conflict in any respect with the provisions of this Agreement.

     (e) For so long as either is a Preferred Investor Common Stockholder, Albion I and Albion II and their Affiliates and Managed Funds shall be entitled to jointly appoint one non-voting observer to the Board (the "Albion Observer"). The Albion Observer shall be given access to all meetings and other proceedings of the Board, and shall be given copies of all original materials delivered to the members of the Board (including, without limitation, any materials relating to the budget), but shall have no vote on any matter before the Board and shall not be counted for purposes of establishing a quorum or otherwise. In addition, for so long as either is a Preferred Investor Common Stockholder, each of Albion I and Albion II and their Affiliates and Managed Funds shall have (i) the right to submit business proposals or suggestions to the Company's management from time to time with the requirement that the Company's management agree to discuss such proposals or suggestions with Albion I or Albion II, as applicable, within a reasonable period after such submission,

(ii) the right to call a meeting with management in order to discuss such proposals or suggestions and (iii) the right to submit such proposals or suggestions to the Board of Directors of the Company if not adopted or implemented by management.

     (f) Meetings of the Board and any committee thereof shall be held at the principal offices of the Company or at such other place as may be determined by the Board or such committee. Regular meetings of the Board shall be held on such dates and at such times as shall be determined by the Board; provided that there shall be at least one meeting held during each fiscal quarter. Special meetings of the Board or any committee thereof may be called by any director (or, in the case of a special meeting of any committee of the Board, by any member thereof) on at least ten days' prior notice to the other directors, which notice shall state the purpose or purposes for which such meeting is being called. The Company shall pay all reasonable out-of-pocket expenses incurred by any director and the Albion Observer in connection with the participation by directors and the Albion Observer in attending meetings of the Board (and committees thereof) and the boards of directors (and committees thereof) of any Subsidiaries of the Company. The directors of the Company shall be indemnified by the Company to the extent set forth in the Company's by-laws. The Company shall maintain directors' and officers' insurance in an amount reasonably acceptable to the Stockholders.

     (g) Except as otherwise required by law or the certificate of incorporation of the Company, at all meetings of the Board, a majority of the entire Board shall constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board. If a quorum shall not be present at any meeting of the Board, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting of the time and place of the adjourned meeting, until a quorum shall be present. Unless otherwise provided in the certificate of incorporation or by-laws of the Company, any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting, if all the members of the Board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board.

     (h) The composition of the board of directors of each Subsidiary of the Company shall be identical to the composition of the Board. Except to the extent required by applicable law or stock exchange rule, the composition of each committee of the Board of Directors of the Company and each Subsidiary of the Company shall be designated by the Individual Investors and by the Preferred Designators in proportion to the number of directors that they have designated to serve on the Board of Directors of the Company.

     (i) Nothing in this Agreement, express or implied, shall relieve any officer or director of the Company or any of its Subsidiaries, or any Stockholder, of any fiduciary or other duties or obligations they may have to the Company's stockholders.



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

     3. Required Vote of Preferred Investor Common Stockholders. In addition to those matters which the DGCL, the certificate of incorporation or the bylaws of the Company require be submitted to the Board and/or the Company's stockholders, the Stockholders agree that the affirmative vote (or written consent) of Preferred Investor Common Stockholders holding 75% of the number of fully diluted shares of Common Stock then held by all Preferred Investor Common Stockholders (excluding non-voting Common Stock) shall be required to authorize the following actions with respect to the Company or any Subsidiary thereof:

          (a) the authorization or execution of any agreement providing for the issuance of any debt securities or the creation, incurrence, assumption or suffering to exist any Indebtedness (other than Indebtedness described in clauses (1) (but not any Indebtedness which refinances such Indebtedness outstanding at the Effective Time), (2), (3), (4), (5), (7), (8) (but only to the extent permitted by clause (d) below), (9), (13) or (14) (to the extent that the Indebtedness to be guaranteed may otherwise be incurred without the required vote (or consent) of the Preferred Investor Common Stockholders) of the definition of Permitted Indebtedness) in excess of (i) $5.0 million in any calendar year, and (ii) $15.0 million in the aggregate outstanding at any one time;

          (b) the sale (whether by merger or otherwise) of all or substantially all of the Capital Stock or the sale (whether by merger or otherwise), lease or other disposition of all or substantially all of the assets of the Company or any Subsidiary, in any transaction or series of related transactions or the sale of any assets other than in the ordinary course of business;

          (c) any Investment by the Company or any Subsidiary other than (i) any Investment described in clause (1), (2) (but only to the extent permitted by the immediately succeeding clause (d)), (3), (4), (5) (but not to exceed $1.0 million in the aggregate at any one time outstanding), (6), (7), (9),
     (10) (but only to the extent required by the Senior Credit Facility), (11) (but only to the extent required by the Senior Credit Facility), (12) or
     (13) of the definition of Permitted Investments and (ii) other than any Investment in (A) direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, (B) commercial paper rated at least A-1 by Standard & Poor's Rating Group and P-1 by Moody's Investors Service, Inc., (C) time deposits with, including certificates of deposit issued by, any office located in the United States of any bank or trust company which is organized under the laws of the United States or any state thereof and has capital, surplus and undivided profits aggregating at least $500,000,000 and which issues (or the parent of which issues) certificates of deposit or commercial paper with a rating described in clause (B) above, or (D) money market mutual funds with a right



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

     of redemption on a daily basis and having assets of at least $500,000,000, substantially all of which assets consist of investments of a type described in the foregoing clauses; provided, in each case that any investment referred to in clauses (A) through (C), above, matures within one year from the date of acquisition thereof by the Company or any such Subsidiary;

          (d) the making of capital expenditures, the purchase of new facilities or the making of acquisitions involving consideration exceeding in the aggregate in any calendar year: (i) $29.0 million in 2000, (ii) $27.0 million in 2001 and (iii) $26.0 million in any calendar year thereafter;

          (e) entering into any transaction with any director of the Company, Thomas M. Begel ("Begel"), Andrew M. Weller or James D. Cirar, or any successor to such individual (each, a "Senior Officer") or any individual related by blood or marriage (no more remote than first cousin) (a "Related Person") to such director or Senior Officer, any Affiliate of a director, Senior Officer (other than as contemplated by Section 17), Related Person or any entity in which such director, Senior Officer or Related Person has an interest;

          (f) the issuance of any Capital Stock, stock options or similar securities or the adoption of any stock ownership, stock option, long-term incentive or similar plans, in each case, of the Company or any Subsidiary;

          (g) the redemption of any Capital Stock, or the payment of any dividend or other distribution on any Capital Stock of the Company or any Subsidiary (other than as contemplated by Section 17 and other than the payment of dividends or the redemption of the Preferred Stock in accordance with the terms of the Certificate of Designation as in effect at the Effective Time);

          (h) the liquidation or dissolution of the Company or any Subsidiary in any form of transaction (including, without limitation, a forward or reverse merger);

          (i) the appointment or removal of any Senior Officer, or the making of any determination with respect to the compensation payable to any Senior Officer;

          (j) the amendment or modification of the Company's or any Subsidiary's certificate of incorporation or by-laws;

          (k) the approval or modification in any material respect of the Company's or any Subsidiary's annual operating budget;



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

          (l) increasing the size of the Board (other than as contemplated by Section 2(a)(vi) and other than as contemplated by the Certificate of Designations in effect at the Effective Time following a Voting Rights Triggering Event);

          (m) the selection of the Company's and each Subsidiary's independent accountants (it being understood and agreed that the Preferred Investor Common Stockholders consent to the use of Arthur Andersen LLP as the Company's and each Subsidiary's independent accountants); and (n) the determination to make an initial registration of the Company's Common Stock (or any successor security) under the Securities Act (other than a Demand Registration pursuant to Section 11 hereof).

     4. Grant of Proxy; Voting.

     (a) Until such time as a Qualified Public Offering shall have been consummated, each Individual Investor hereby grants an irrevocable (except as set forth in Section 4(b) below) proxy ("Proxy") to vote all of such Individual Investor's shares of Common Stock, whether now owned or hereafter acquired, to Begel, on all matters which may properly come before the Stockholders in accordance with the DGCL, the certificate of incorporation or by-laws of the Company or this Agreement. Such Proxy may be evidenced by a certificate in a form acceptable to Begel.

     (b) Such Proxy shall be deemed to be revoked automatically, without notice, on the earliest to occur of (i) the date on which the percentage of fully-diluted shares of Common Stock held by Begel and his Permitted Transferees collectively is less than 50% of the aggregate number of fully-diluted shares of Common Stock held by Begel and his Permitted Transferees on the date hereof (excluding any shares placed in escrow in connection with the Debt Financing),
(ii) a Qualified Public Offering, or (iii) Begel ceases, for any reason, to serve as Chief Executive Officer of the Company.

     (c) The Proxy shall be binding on each Individual Investor, his heirs, executors, assigns and Permitted Transferees and shall not be affected by the death or disability of the Stockholder or the Transfer of such Stockholder's Common Stock; provided, that the Proxy shall terminate with respect to any shares of Common Stock upon any transfer of such shares of Common Stock to any Preferred Investor Common Stockholder or any Affiliate or Associated Entity thereof. Begel may not assign or otherwise transfer his rights under this
Section 4 without the consent of each Individual Investor affected.

     (d) On all matters coming before the Stockholders (as stockholders) for a vote, as required by the DGCL, the certificate of incorporation or by-laws of the Company or



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

this Agreement, Begel, the Individual Investors and their Permitted Transferees hereby agree that they shall all vote, with respect to each issue, unanimously as determined by the holders of a majority-in-interest of the fully- diluted shares of Common Stock held by the Individual Investors and their Permitted Transferees.

     5. Transfer of Common Stock.

     (a) None of the shares of Common Stock held by any Individual Investor or his Permitted Transferee(s) may be Transferred except in accordance with the terms of this Agreement. Any attempted Transfer of shares of Common Stock other than in accordance with the terms of this Agreement shall be null and void and the Company shall refuse to recognize any such Transfer and shall not reflect on its records any change in record ownership of the shares of Common Stock. Notwithstanding anything contained in this Section 5(a) or Section 5(b) to the contrary, but subject to the other provisions of this Section 5, each Individual Investor (and the Permitted Transferees thereof) shall be permitted to Transfer its shares of Common Stock in accordance with the applicable provisions of
Section 6 (Right of First Offer), Section 7 (Tag-Along Rights), Section 8 (Drag-Along Rights) and Section 17 (Put and Call Rights).

     (b) The shares of Common Stock held by the Individual Investors from and after the date of this Agreement shall not be Transferable until the earlier to occur of (i) the third anniversary of the Effective Time or (ii) the consummation of a Qualified Public Offering, except as follows:

          (i) each of Camillo M. Santomero III, Begel, Andrew M. Weller and James D. Cirar (collectively, the "Named Investors") may Transfer shares among themselves;

          (ii) each of the Named Investors may Transfer, in one or a series of transactions, in the aggregate up to 5% of the fully-diluted shares held by each of them at the Effective Time to other Individual Investors or to new persons who become members of management of the Company after the Effective Time ("New Management");

          (iii) each Individual Investor as of the Effective Time (other than the Named Investors) may Transfer shares to any other Individual Investor or to New Management;

          (iv) each Individual Investor which is not an individual may Transfer shares to an Affiliate that is wholly owned by one or more of such Individual Investors and its Related Persons; and



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

          (v) each Individual Investor may Transfer shares to a Related Person of such Individual Investor, or a trust or similar entity which is controlled by such Individual Investor and is established entirely for the benefit of such Individual Investor or his Related Persons, or an individual retirement account or pension plan for the Individual Investor's benefit (each Individual Investor agrees to provide the Company and each other Stockholder, upon request, with evidence reasonably acceptable to it that each such Transfer complies with this clause (v)).

     The transferee in each of the Transfers described in clauses (i) through
(v) above (to the extent such Transfer is made pursuant to one of such clauses) is herein referred to as a "Permitted Transferee."

     (c) Notwithstanding anything contained in this Agreement to the contrary, in no event shall any issuance of shares, or any exchange, reclassification, or other conversion of shares into any cash, securities or other property, in each case pursuant to a recapitalization or a merger or consolidation of the Company or any Subsidiary of the Company with, any sale of all or substantially all of the shares to, or any sale or Transfer by the Company or any Subsidiary of the Company of all or substantially all of its assets to, any Person be subject to the provisions of Section 5 (Transfer of Common Stock), Section 6 (Right of First Offer), Section 7 (Tag-Along Rights) or Section 18(b) (Preemptive Rights).

     (d) Notwithstanding anything contained in this Agreement to the contrary, any Transfer made pursuant to this Section 5 shall in no way affect or revoke the Proxy granted under Section 4(a).

     (e) Prior to the earlier to occur of (i) the third anniversary of the Effective Time and (ii) the consummation of a Qualified Public Offering, each certificate representing shares of Common Stock held by a Stockholder shall contain upon its face or upon the reverse side thereof the following legend:

     This certificate represents securities which are restricted and which are subject to the terms and conditions of a Stockholders' Agreement, dated as of March 9, 2000, by and among the stockholders of Transportation Technologies Industries, Inc. (a copy of which is on file at the principal office of Transportation Technologies Industries, Inc.). No sale, transfer, assignment, pledge, hypothecation or other disposition of this certificate or any of the interests or securities represented hereby shall be made except in compliance with the terms and conditions of said Agreement.



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     (f) Each certificate representing shares of Common Stock held by a
Stockholder shall contain upon its face or upon the reverse side thereof the following additional legend:

     The Securities evidenced by this certificate have not been registered under the Securities Act of 1933, as amended, and must be held indefinitely unless they are transferred pursuant to an effective registration statement under the Act, or after receipt of an opinion of counsel satisfactory to Transportation Technologies Industries, Inc. that registration is not required or an appropriate no-action letter is received from the Securities and Exchange Commission.

     (g) Each Stockholder consents to the Company making a notation on its records and giving instructions to any transfer agent of the shares of Common Stock in order to implement the restrictions on transfer established in this Agreement.

     (h) Each Stockholder agrees that, prior to any proposed Transfer of any shares of Common Stock (other than a Transfer not involving a change in beneficial ownership), unless there is in effect a registration statement under the Securities Act covering the proposed Transfer, the Stockholder shall give written notice to the Company of such holder's intention to effect such Transfer. Each such notice shall describe the manner and circumstances of the proposed Transfer in reasonable detail, and, if requested by the Company, shall be accompanied, at such Stockholder's expense, by either (i) a written opinion of legal counsel who shall be, and whose legal opinion shall be, reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed Transfer of the Common Stock may be effected without registration under the Securities Act, or (ii) a "no action" letter from the Securities and Exchange Commission (the "Commission") to the effect that the Transfer of such Securities without registration will not result in a recommendation by the staff of the Commission that action be taken with respect thereto, whereupon the holder of such shares of Common Stock shall be entitled to transfer such Common Stock in accordance with the terms of the notice delivered by such Stockholder to the Company, and in accordance with the other provisions of this Agreement. Each certificate evidencing shares of Common Stock transferred as above shall bear, except if such Transfer is made pursuant to an effective registration statement under the Securities Act covering such shares, or under Rule 144 under the Securities Act, the appropriate restrictive legends set forth in this
Section 5 except that such certificate shall not bear such restrictive legends if, in the opinion of counsel for such Stockholder and the Company, such legend is not required in order to establish compliance with any provision of the Securities Act. Notwithstanding the foregoing, each Stockholder agrees that it will not request that a Transfer of shares of Capital Stock be made (or that the appropriate restrictive legends set forth in this Section 5 be removed from the certificate evidencing shares of Capital Stock) solely in reliance on Rule 144(k) under the Securities Act, if as a result of such proposed transfer the Company would be rendered subject to the reporting requirements of the Exchange Act.

     Notwithstanding the foregoing, any Preferred Investor Common Stockholder and each of its Affiliates and Associated Entities may (i) pledge Capital Stock held by such entity, in whole or in part, to its lenders or security holders or any trustee or agent therefor and (ii) transfer any Capital Stock held by it to any entity formed for the purpose of holding such Capital Stock and/or other securities held by such entity, in each case without complying with the requirements of this paragraph (h); provided in the case of clause (i) and (ii) above that the transferee agrees in writing to be bound by the provisions of this Agreement.

     (i) The parties hereto acknowledge that (i) CIBCWMC and/or Caravelle may transfer all or any portion of the shares of Common Stock held by them at the Effective Time without compliance with paragraph (h) to any of (A) CIBC World Markets Corp. ("CIBC") or Caravelle or any of their respective Affiliates or associates, (B) Trimaran Fund II, L.L.C. ("Trimaran") or any of its Affiliates or associates, (C) any of Messrs. Jay Bloom, Andrew Heyer or Dean Kehler or any Affiliates of any of them, (D) any Person (I) managed by CIBC, Trimaran or Caravelle or Messrs. Bloom, Heyer or Kehler or any Affiliate of any of them and
(II) substantially all the equity interests which are owned, directly or indirectly, by (1) members in Trimaran, (2) employees of CIBC or Caravelle or any of their Affiliates, (3) any Affiliate or associate of any such members or employees, (4) any investor in the Trimaran program that has co-investment rights or (5) any combination of the persons named in the immediately preceding clauses (1), (2), (3), or (4) (each of the foregoing, an "Associated Entity"), and (ii) upon any transfer described clause (i) above, the definition of "CIBCWMC" and "Caravelle," respectively, shall be deemed to be modified to include each such transferee of CIBCWMC and Caravelle, respectively; provided, in each case, that the transferee(s) agree in writing agree to be bound by the provisions of this Agreement. The parties further acknowledge that Albion I and Albion II may transfer all or any portion of the shares of Common Stock held by them at the Effective Time without compliance with paragraph (h) to any of their respective Affiliates or associates or funds that they manage (collectively, the "Managed Funds").

     6. Right of First Offer.

     (a) Until such time as a Qualified Public Offering has been consummated, if an Individual Investor or Permitted Transferee thereof (an "Offering Stockholder") proposes to Transfer (in one transaction or in a series of transactions) any shares of Common Stock (other than a Transfer pursuant to Sections 8 or 17) to another Person who is not a Permitted Transferee of such Stockholder (whether or not such other Person is currently a Stockholder), the Offering Stockholder shall give written notice at least 30 days prior to making any such Transfer (the "Offer Notice") to the Company and the other Stockholders of such proposal. The Offer Notice shall specify the number of shares proposed to be transferred, the proposed price (which must be in cash), terms and conditions of the Transfer and the identity of the prospective transferee(s) (if any).

     (b) The Individual Investors shall have the right and option (the "First Option"), exercisable within 10 days after the date of the Offer Notice (the "First Option Period"), to purchase the shares at the price (which must be in cash) and on the terms and conditions set forth in the Offer Notice, in the proportions upon which they mutually agree, or, if they are unable to agree upon an allocation of such shares among themselves, then in proportion to the number of fully-diluted shares owned by each such Individual Investor who wishes to participate in the purchase of such shares pursuant to the First Option, by providing written notice of that election to the Offering Stockholder. If any Individual Investor fails or refuses to purchase his proportionate share of the shares, then those Individual Investors who do offer to purchase their proportionate share may proportionately purchase the balance thereof (or commit to purchase all of the balance thereof) at the price and on the terms and conditions set forth in the Offer Notice by providing written notice of that election to the Offering Stockholder within five days after the expiration of the First Option Period ("Individual Investors Option Period").

     (c) If all of the shares are not purchased pursuant to Section 6(b), then the Preferred Investor Common Stockholders and their Affiliates and Associated Entities to the extent they hold shares of Common Stock (the "Second Optionee") shall have the right and option (the "Second Option"), exercisable within 10 days after the expiration of the Individual Investors Option Period ("Second Option Period"), to purchase all or a portion of the remaining balance of the shares at the price, and on the terms and conditions, set forth in the Offer Notice, in the proportions upon which they mutually agree, or, if they are unable to agree upon an allocation of such shares among themselves, then in proportion to the number of fully-diluted shares of Common Stock owned by each such Second Optionee who wishes to participate in the purchase of such shares pursuant to the Second Option, by providing written notice of that election to the Offering Stockholder. If any Second Optionee fails or refuses to purchase its proportionate share of the shares, then those Second Optionees who do offer to purchase their proportionate share may proportionately purchase the balance thereof (or commit to purchase all of the balance thereof) at the price and on the terms and conditions set forth in the Offer Notice by providing written notice of that election to the Offering Stockholder within 5 days after the expiration of the Second Option Period ("Preferred Investors Option Period").

     (d) The failure of any Stockholder to advise the Offering Stockholder of such Stockholder's decision to purchase shares within the applicable period described above shall be deemed to constitute a notification to the Offering Stockholder of a decision not to exercise the option described herein. No acceptance of the offer concerning the shares shall contain a financing or similar contingency.

     (e) The closing for all sales of the shares purchased under this Section 6 shall occur within 30 days the last day of the Preferred Investors Option Period, or at such other time as may be mutually agreed upon by the Offering Stockholder and the applicable Stockholders purchasing the shares, with the purchase price being paid in immediately available funds at such closing, and with the Offering Stockholder being required to provide representations and indemnification to such purchasers only with respect to due authorization, valid execution and delivery, good title to the shares and no liens or encumbrances on such shares. The failure of the purchasers to close within the time designated for closing shall relieve the Offering Stockholder of such Offering Stockholder's obligations under this Section 6 with respect to that particular proposed Transfer and such Offering Stockholder shall be free to sell the shares to one or more third parties, whether or not to the person or persons identified in the Offer Notice, at a price no less than 85% of the price per share specified in the Offer Notice and with other terms (other than the amount of consideration) no more favorable to the transferees thereof than offered to the Stockholders in the Offer Notice, provided that such Transfer shall be effected within 180 days after the failure of the purchasers to purchase pursuant to the Offer Notice; provided, however, that if any purchasing Stockholder shall default in its obligations to purchase shares pursuant to this clause (e), the other purchasing Stockholders shall be entitled to purchase such defaulting Stockholder's shares on the same basis as the other shares purchased by the non-defaulting Stockholders. Any shares not Transferred within such 180 day period shall be re-offered to the Stockholders in accordance with this Section 6 prior to any subsequent Transfer.

     (f) If offers to purchase all the shares which are the subject of the Offer Notice are not received by the Offering Stockholder after complying with the procedures contained in this Section 6, the Offering Stockholder (i) shall not be required to sell any of the shares to any Stockholder, and (ii) may, without any further notice, during a 60 day period commencing on the expiration of the Preferred Investors Option Period, Transfer all (but not less than all) of the shares to one or more third parties at a price no less favorable and on terms no more favorable to the transferee than offered to the Stockholders in the Offer Notice.

     7. Tag-Along Rights.

     (a) Until such time as a Qualified Public Offering has been consummated, if an Offering Stockholder proposes to Transfer (in one transaction or in a series of transactions) shares of Common Stock (other than a Transfer pursuant to Sections 8 or 17) and after giving effect to such Transfer 5% or more of the fully-diluted shares of Common Stock outstanding at the Effective Time shall have been Transferred to one or more Persons who are not Permitted Transferees of the Individual Investors (whether or not such other Person or

Persons are currently a Stockholder), then in such case the Offer Notice delivered pursuant to Section 6 shall also state (the "Participation Offer") that, in lieu of exercising the options provided under Section 6, as applicable, (or, in the event that the rights provided by Section 6 are not applicable because the options provided under Section 6 are not exercised as to all of the shares proposed to be Transferred), each Stockholder shall have the right to have included in the proposed Transfer up to that number of shares held by such Stockholder that does not exceed such Stockholder's pro rata portion of the shares of Common Stock to be Transferred (which shall be the percentage of the shares proposed to be Transferred that is equal to the percentage of fully-diluted shares held by such Stockholder divided by the percentage of fully-diluted shares held by the Offering Stockholder and all Stockholders exercising tag-along rights under this Section 7) (the "Participation Rights").

     (b) If the Participation Offer has been accepted with respect to any shares proposed to be Transferred, then the Offering Stockholder may not effect any Transfer of any shares to any transferee (as otherwise permitted by Section 6) unless such transferee shall also purchase from the Stockholders accepting such Participation Offer the shares permitted to be included by such Stockholders in such Transfer pursuant to this Section 7. To the extent that any Stockholder does not fully exercise such Stockholder's Participation Rights hereunder, the under-allotment shall be exercisable on a pro rata basis among the other participating Stockholders.

     (c) The Offering Stockholder shall use its reasonable best efforts to obtain the agreement of the prospective transferee(s) to the participation of the Stockholders who desire to exercise Participation Rights under this Section
7. The Offering Stockholder shall not Transfer any shares to the prospective transferee(s) if the prospective transferee(s) (i) refuses to allow the participation of the Stockholders who desire to exercise their Participation Rights, or (ii) refuses to purchase the shares owned by such Participating Stockholder.

     (d) After compliance with this Section 7, the Offering Stockholder and the Stockholders who exercise Participation Rights shall be permitted to Transfer the number of shares specified in the Offer Notice to the prospective transferee(s) on terms no more advantageous to them than those specified in the Offer Notice, with such Stockholder exercising Participation Rights providing the same representations, warranties and indemnifications as the Offering Stockholder, except that the liability of any participating Stockholder for breach of representations or for indemnification payments will be several and not joint, and will be limited to any net proceeds received or receivable by it arising from such sale.

     (e) Any Stockholder desiring to exercise such Stockholder's Participation Rights must advise the Offering Stockholder of such Stockholder's election to so participate within 30 days of receipt of the Offer Notice.

     (f) No Stockholder exercising its Participation Rights under this Section 7 shall be required to comply with the provisions of Section 6 in connection with such sale.

     8. Drag-Along Rights.

     (a) Until such time as a Qualified Public Offering shall have been consummated (subject to the voting rights of the Preferred Investor Common Stockholders in Section 3 and to the voting rights of directors elected by the holders of Preferred Stock in accordance with the terms of the Certificate of Designation), if Individual Investors (or their Permitted Transferees) holding a majority of the fully-diluted shares of Common Stock held by all such Individual Investors (and their Permitted Transferees) propose a sale, merger or other Transfer involving all or substantially all of the shares or assets of the Company on an arm's length basis to a third party or an affiliated group of third parties who is not (i) a Stockholder or (ii) an Affiliate of a Stockholder, and provided that such transaction is approved in accordance with the terms of this Agreement, then the remaining Stockholders and their Permitted Transferees (the "Remaining Stockholders") shall (subject to the voting rights of the Preferred Investor Common Stockholders in Section 3 and to the voting rights of directors elected by the holders of Preferred Stock in accordance with the terms of the Certificate of Designation) consent to and raise no objection with respect to (and will not exercise statutory appraisal rights in connection with) such transaction and, if such transaction is structured as a sale of shares (including a sale structured as a merger, whether a forward, reverse or other merger), the Remaining Stockholders will, at the option of a majority-in-interest of the fully-diluted shares of Common Stock held by the Individual Investors (subject to the voting rights of the Preferred Investor Common Stockholders in Section 3 and to the voting rights of directors elected by the holders of Preferred Stock in accordance with the terms of the Certificate of Designation), agree to sell their shares on the terms and conditions approved by the Board and the Stockholders entitled to cast a majority of the votes which all Stockholders are entitled to cast; provided, however, that (i) any options as to the type of consideration offered to any Individual Investor must be offered to the Remaining Stockholders, (ii) the consideration offered for any proposed Transfer must be at least 80% cash or marketable securities, (iii) at least 95% of the Stockholders other than the Remaining Stockholders, shall have agreed to, and voted in favor of, such sale and there shall be no adverse tax consequences which relate or impact only the Remaining Stockholders (as distinguished from all Stockholders) arising from such transaction.

     (b) To exercise the drag-along rights provided in this Section 8, the Company shall first give to the Remaining Stockholders a written notice (a "Drag-Along Notice") containing (i) the name and address of the proposed transferee and (ii) the proposed purchase price, terms of payment and other material terms and conditions of the proposed transferee's offer. The Remaining Stockholders shall, at the option of a majority-in-interest of the Individual Investors voting for such transaction, thereafter be obligated, subject to the terms and conditions of this Section 8, to sell to the proposed transferee, simultaneously with the other Stockholders' sale, its shares.

     (c) At the closing of any Transfer of shares pursuant to this Section 8, the Remaining Stockholders shall enter into agreements with the purchaser of the shares containing terms substantially similar to the terms on which the Individual Investors are Transferring their shares; provided, however, that notwithstanding anything contained in this Agreement to the contrary, neither the Remaining Stockholders nor any of its Permitted Transferees shall be required to (i) make any representations or warranties, or provide indemnification, to any person (other than representations and related indemnification regarding the due authorization to enter and to perform the agreement of sale, the validity and enforceability of the agreement of Transfer, good title to the shares Transferred and regarding the absence of liens or encumbrances on the shares so Transferred), and (ii) each of the Remaining Stockholders' liability for breach thereof will be several and not joint, will be proportionate to the percentage of the fully-diluted shares it Transfers, and will be limited to any proceeds received or receivable by it arising from such Transfer.

     (d) Each Stockholder (or such Stockholder's transferees) shall bear its pro-rata share (based upon the percentage of shares of Common Stock Transferred) of the costs of any Transfer of shares pursuant to a sale or merger described in this Section 8 to the extent such costs are incurred for the benefit of all holders of shares and are not otherwise paid by the Company or the acquiring party, with the understanding that the Company shall pay such costs unless prohibited from doing so by the terms of the transaction. Costs incurred by Stockholders (or their transferees) on their own behalf shall not be considered costs of the transaction hereunder.

     9. Subsequent Purchasers of Stock. Any transferee (including a Permitted Transferee) who shall acquire (either voluntarily or involuntarily, by operation of law or otherwise) any shares of Common Stock from any Stockholder, shall be bound by all of the provisions of this Agreement, to the same extent as the parties hereto and, prior to registration of the Transfer of any such securities on the books of the Company, any transferee shall execute an agreement with the parties hereto agreeing to be bound by such provisions, and shall thereupon be deemed a Stockholder.

     10. Holdback Agreement. No Stockholder (or Permitted Transferee) shall effect any public sale or distribution of any shares of Common Stock of the Company, or Successor Securities, during the seven days prior to, and during the period provided in the underwriting agreement (not to exceed 180 days) beginning on the effective date of any underwritten public offering (except as part of such offering) unless the underwriters managing such offering otherwise agree; provided that the foregoing shall, with respect to the Preferred Investor Common Stockholders and their transferees, apply only to shares of Common Stock held by them at the Effective Time; provided, further, that no Stockholder (or transferee thereof) shall be obligated to comply with this Section 10 on more than one occasion in any twelve month period.

     11. Demand Registration.

     (a) Subject to the provisions of this Agreement, if at any time after the earlier to occur of (i) an initial public offering of the Company's Common Stock, (ii) a Change of Control of the Company, (iii) the fifth anniversary of the Effective Time or (iv) the listing of Common Stock on a national securities exchange or on the National Association of Securities Dealers ("NASD") automated quotation system (each of the events listed under (i) through (iv) being referred to in this Agreement as an "Exercisability Event"), the Company shall receive a written request from one or more Stockholders (including, without limitation, any Affiliate or Associated Entity of any Preferred Investor Common Stockholder that is a transferee of any Preferred Investor Common Stockholder) requesting that the Company file a registration statement under the Securities Act covering the registration for the offer and sale of outstanding Registrable Securities ("a Demand Registration") valued (based on the Fair Market Value, on the date of such request) at not less than $5,000,000 in the aggregate when calculated together with any shares included by any other Stockholders in accordance with the terms of this Section 11(a) (the "Minimum Value"), then the Company shall promptly notify in writing all other Stockholders of such request. Within 20 days after such notice has been given by the Company, any other Stockholder may give written notice to the Company of its election to include its Registrable Securities in the registration. As soon as practicable after the expiration of such 20 day period, the Company shall use its best efforts to cause the registration of all Registrable Securities with respect to which registration has been so requested by the Stockholders. The right to demand the registration of Registrable Securities hereunder may be exercised no more than
(i) three times in the aggregate by the Preferred Investor Common Stockholders and their Affiliates and Associated Entities as follows: (A) one demand by CIBCWMC and any of its Affiliates and Associated Entities that acquire Common Stock from CIBCWMC after the date of this Agreement, (B) one demand by Caravelle and any of its Affiliates and Associated Entities that acquire Common Stock from Caravelle after the date of this Agreement and (C) one demand by Albion I and Albion II and each of their Affiliates and Managed Funds that acquire Common Stock from any of them after the date of this Agreement and (ii) three times in the aggregate by the Individual Investors. All registrations demanded pursuant to this Section 11(a) are referred to herein as "Demand Registrations." If any Stockholder that has exercised its Demand Registration rights pursuant to this
Section 11(a) is not able to sell all of its Registrable Securities covered by such Demand Registration, then such registration shall not count as a Demand Registration for purposes of this Section 11.

     (b) Notwithstanding subsection (a) above, without the consent of the Company, no registration filed pursuant to Section 11(a) hereof shall be required to be declared effective within 180 days after the effective date of any registration statement filed by the Company under the Securities Act for any offering of Common Stock (other than a registration statement filed on Form S-4 or Form S-8 or any successor or similar form). In addition, the Company may postpone for up to 90 days the filing or effectiveness of a registration statement pursuant to a request under this section if the Board (with the concurrence of the managing underwriters, if any) determines in good faith that such registration would be reasonably expected to have an adverse effect on any proposal or plan by the Company to engage in any acquisition of assets, merger, consolidation, tender offer, financing or similar transaction; provided that the Company may not exercise this right more than once in any 12-month period.

     (c) In the event of any postponement described in subsection (b), the applicable Stockholder exercising its Demand Registration right shall, upon written notice to the Company, be entitled to withdraw such request and, if such request is withdrawn, such request shall not count as a request for registration pursuant to this Section.

     (d) If a Demand Registration is an underwritten registration, and the managing underwriters advise the Company and the participating Stockholders in writing that in their opinion the number of Registrable Securities requested to be included in such registration exceeds the number which can be sold in such offering without adversely affecting such offering, the Company will include in such registration the Registrable Securities that the Stockholder exercising its Demand Registration rights proposes to sell and the Registrable Securities requested to be included in such registration pursuant by the other Stockholders and the holders of any other securities to be included in such registration pursuant to Section 11, pro rata among the holders of such Registrable Securities on the basis of the number of shares that each holder has requested to be included in such registration; provided that, in case such managing underwriters deliver to the Company their written opinion that the participation of any officer or employee of the Company or of any of its Subsidiaries (or any of such Person's Affiliates), as such, materially and adversely affects the ability of the Company to effect such offering or the pricing or amount of the securities included in such offering, such officer or employee (and his Affiliates) shall only include such number of Registrable Securities as, in the opinion of such managing underwriters, does not cause such effect by virtue of such officer's or employee's status as an officer or employee of the Company or of any of its Subsidiaries (provided that any such shares excluded pursuant to this proviso shall have priority to be included in the underwriters' over-allotment option in such registration, except to the extent that the managing underwriters deliver to the Company their written opinion that the inclusion of any such officer's or employee's shares in the over-allotment option would materially and adversely affect the ability of the Company to effect such offering or the pricing or amount of the securities included in such offering, and any remaining shares included in the over-allotment option shall be allocated on a pro rata basis among the holders of Registrable Securities included in the offering before giving effect to the over-allotment); provided, further, that if, notwithstanding the foregoing, the managing underwriters advise the Company and the participating Stockholders in writing that the number of shares that the Stockholder exercising its Demand Registration rights proposes to include in such registration statement exceeds its Demand Registration rights proposes to include in such registration statement exceeds the number which can be sold in such offering without adversely affecting such offering, such Stockholder will be entitled to withdraw its shares from such registration statement and such registration statement shall not count as a Demand Registration under this
Section 11.

     (e) If the Stockholder exercising its Demand Registration rights requests that such Demand Registration be an underwritten offering, then the Company shall select a nationally recognized underwriter or underwriters to manage and administer such offering, such underwriter or underwriters, as the case may be, to be reasonably acceptable to the holders of a majority of the Registrable Securities to be included in such registration. Notwithstanding the foregoing,
(i) if any of Albion, Caravelle, CIBCWMC, Trimaran and CIBC or their Affiliates and Associated Entities (collectively, the "Designated Stockholders") have requested a Demand Registration and collectively own a majority of the Registrable Securities held by the Preferred Investor Common Stockholders as of the Effective Time, the Designated Stockholders (other than Albion and its Affiliates and Associated Entities) shall select the lead underwriter in any such underwritten offering, which shall be reasonably acceptable to the Company, and the Company shall select the co-managers in such underwritten offering, which shall be reasonably acceptable to the Designated Stockholders") and (ii) if any of the Individual Investors or their Permitted Transferees have requested a Demand Registration and collectively own a majority of the Registrable Securities held by the Individual Investors at the Effective Time, the Individual Investors shall select the lead underwriter in any such underwritten offering, which shall be reasonably acceptable to the Company and the Company shall select the co-managers in such underwritten offering, which shall be reasonably acceptable to the Individual Investors.

     (f) The Company will not permit any person other than a Stockholder exercising its rights under this Agreement or the Common Stock Registration Rights and Stockholder Agreement, dated as of the date hereof, between Acquisition, CIBC Inc., First Union Securities, Inc. and the other parties named therein, to include any securities in a registration statement under this Agreement without the consent of the Stockholder exercising its Demand Registration rights hereunder (which may be withheld by such Stockholder in its absolute discretion).

     12. Piggyback Registrations.

     (a) Right to Piggyback. Following an Exercisability Event, whenever the Company proposes to register any of its securities under the Securities Act, whether or not for sale for its own account (other than pursuant to a registration on Form S-4 or Form S-8 or any successor or similar forms), and the registration form to be used may be used for the registration of Registrable Securities, the Company will give prompt written notice to all holders of Registrable Securities of its intention to effect such a registration and will include in such registration all Registrable Securities with respect to which the Company has received written requests for inclusion therein within 15 days after the receipt of the Company's notice. All registrations requested pursuant to this Section 12(a) are referred to herein as "Piggyback Registrations."

     (b) Priority on Primary Registrations. If a Piggyback Registration is an underwritten primary registration on behalf of the Company, and the managing underwriters advise the Company in writing (with a copy to each holder of Registrable Securities requesting registration of Registrable Securities) that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in such offering without adversely affecting such offering, the Company will include in such registration
(i) first, the securities the Company proposes to sell, (ii) second, the Registrable Securities requested to be included in such registration pursuant to the Piggyback Registration rights granted herein, pro rata among the holders of such Registrable Securities on the basis of the number of shares that each holder has requested to be included in such registration, and (iii) third, other securities requested to be included in such registration; provided that, in case such managing underwriters deliver their written opinion to the Company that the participation of any officer or employee of the Company or of any of its Subsidiaries (or any of such Person's Affiliates), as such, materially and adversely affects the ability of the Company to effect such offering or the pricing or amount of the securities included therein, such officer or employee (and his Affiliates) shall only include such number of Registrable Securities as, in the opinion of such managing underwriters, does not cause such effect by virtue of such officer's or employee's status as an officer or employee of the Company or of any of its Subsidiaries, and such amount of securities, the inclusion of which does not, in the opinion of such managing underwriters result in such effect, shall nevertheless be subject to the provisions of the immediately preceding clause (ii) (provided that any such shares excluded pursuant to this proviso shall have priority to be included in the underwriters' over-allotment option in such registration, except to the extent that the managing underwriters deliver to the Company their written opinion that the inclusion of any such officer's or employee's shares in the over-allotment option would materially and adversely affect the ability of the Company to effect such offering or the pricing or amount of the securities included in such offering, and any remaining shares included in the over-allotment option shall be allocated on a pro rata basis among the holders of Registrable Securities included in the offering before giving effect to the over-allotment option).

     13. Registration Procedures. Whenever the holders of Registrable Securities have requested that any Registrable Securities be registered pursuant to this Agreement, the Company will use its reasonable efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof, and pursuant thereto the Company will as expeditiously as possible:

          (a) prepare and file with the Commission a registration statement with respect to such Registrable Securities and thereafter use its reasonable best efforts to cause such registration statement to become effective (provided that before filing a registration statement or prospectus or any amendments or supplements thereto, the Company will furnish to the counsel selected by the holders of a majority of the Registrable Securities covered by such registration statement copies of all such documents proposed to be filed, which documents will be subject to the review of such counsel);

          (b) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period of either (i) not less than 120 days (subject to extension pursuant to Section 16(b) hereof) or, if such registration statement relates to an underwritten offering, such longer period as in the opinion of counsel for the underwriters a prospectus is required by law to be delivered in connection with sales of Registrable Securities by an underwriter or dealer or (ii) such shorter period as will terminate when all of the securities covered by such registration statement have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such registration statement (but in any event not before the expiration of any longer period required under the Securities Act), and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement until such time as all of such securities have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof set forth in the registration statement;

          (c) furnish to each seller of Registrable Securities such number of copies of such registration statement, each amendment and supplement thereto, the prospectus included in such registration statement (including each preliminary prospectus) and such other documents as such seller may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such seller;

          (d) use its best efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as any seller reasonably requests or, in the alternative, to obtain exemptions from the registration requirements of such securities law, and do any and all other acts and things which may be reasonably necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of the Registrable Securities owned by such seller; provided, however, that the Company will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph, (ii) subject itself to taxation in any such jurisdiction or (iii) consent to general service of process in any such jurisdiction;

          (e) notify each seller of such Registrable Securities, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, upon discovery that, or upon the discovery of the happening of any event as a result of which, the prospectus included in such registration statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading in the light of the circumstances under which they were made, and, at the request of any such seller, the Company will prepare and furnish to such seller a reasonable number of copies of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading in the light of the circumstances under which they were made;

          (f) cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed and, if not so listed, to be listed on a national securities exchange or over-the-counter market such as the NASD automated quotation system and, if listed on the NASD automated quotation system, use its best efforts to secure designation of all such Registrable Securities covered by such registration statement as a NASDAQ "national market system security" within the meaning of Rule 11Aa2-1 of the Exchange Act or, failing that, to secure NASDAQ authorization for such Registrable Securities and, without limiting the generality of the foregoing, to arrange for at least two market makers to register as such with respect to such Registrable Securities with the NASD;

          (g) provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such registration statement;

          (h) enter into such customary agreements (including underwriting agreements in customary form) and take all such other actions as the holders of a majority of the Registrable Securities (except in the case of a Demand Registration under Section 11 in which case it shall be at the request of the Stockholder exercising its Demand Registration Rights) being sold or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities (including, without limitation, effecting a stock split or a combination of shares);

          (i) subject to complying with such confidentiality requirements as the Company may reasonably impose, and subject to the requirements of the federal and state securities laws, the rules of the NASD and the rules of any securities exchange on which the Company's securities are traded, make available for inspection by any underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other agent retained by any such underwriter, all financial and other records, pertinent corporate documents and properties of the Company and its Subsidiaries, and cause the Company's and each of its Subsidiaries' officers, directors, employees and independent accountants to supply all information reasonably requested by any such underwriter, attorney, accountant or agent in connection with such registration statement;

          (j) otherwise use its best efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve months beginning with the first day of the Company's first full calendar quarter after the effective date of the registration statement, which earnings statement will satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

          (k) permit any holder of Registrable Securities which holder, in its reasonable judgment, might be deemed to be an underwriter or a controlling person of the Company, to participate in the preparation of such registration or comparable statement and to require the insertion therein of material, furnished to the Company in writing, which in the reasonable judgment of such holder and its counsel should be included;

          (l) in the event of the issuance of any stop order suspending the effectiveness of a registration statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any Registrable Securities included in such registration statement for sale in any jurisdiction, the Company will use its reasonable best efforts promptly to obtain the withdrawal of such order;

          (m) obtain a comfort letter, dated the effective date of such registration statement (and, it such registration includes an underwritten public offering, dated the date of the closing under the underwriting agreement), signed by the Company's independent public accountants in customary form and covering such matters of the type customarily covered by comfort letters as the holders of a majority of the Registrable Securities being sold reasonably request; and

          (n) provide a legal opinion of the Company's outside counsel addressed to each holder (in form or substance satisfactory to each such holder and its counsel) of

     Registrable Securities included in such registration, dated the effective date of such registration statement (and, if such registration includes an underwritten public offering, dated the date of the closing under the underwriting agreement), with respect to the registration statement, each amendment and supplement thereto, the prospectus included therein (including the preliminary prospectus) and such other documents relating thereto in customary form and covering such matters of the type customarily covered by legal opinions of such nature; provided, however, that nothing contained herein shall prohibit the Company from abandoning or discontinuing its efforts to register its securities, unless such registration is being effected in accordance with the provisions of Section 11(a).

     14. Registration Expenses. The Company will pay all expenses incident to the Company's performance of or compliance with Sections 11, 12 and 13 of this Agreement, including, without limitation, all registration and filing fees, fees and expenses of compliance with securities or blue sky laws, listing fees, printing expenses, messenger and delivery expenses, and fees and disbursements of counsel for the Company and its independent certified public accountants, and underwriters' fees and expenses (excluding discounts and commissions, which shall be paid by the holders selling the Registrable Securities) and all other Persons retained by the Company as well as the fees and expenses of one legal counsel retained by the holders of a majority of the Registrable Securities included in such registration statement and, if such registration statement includes Registrable Securities of any Preferred Investor Common Stockholder or any of its Affiliates or Associated Entities, one additional legal counsel retained by such Preferred Investor Common Stockholders and their Affiliated and Associates Entities (all such expenses being collectively referred to herein as "Registration Expenses").

     15. Indemnification.

     (a) The Company agrees to indemnify and hold harmless, to the extent permitted by law, each holder of Registrable Securities, its officers and directors and each Person who controls such holder (within the meaning of the Securities Act) against any losses, claims, damages, liabilities, joint or several, to which such holder or any such director or officer or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon (i) any untrue or alleged untrue statement of material fact contained (A) in any registration statement, prospectus or preliminary prospectus or any amendment thereof or (B) in any application or other document or communication (in this Section 15 collectively called an "application") executed by or on behalf of the Company or based upon written information furnished by or on behalf of the Company filed in any jurisdiction in order to qualify any securities covered by such registration statement under the "blue sky" or securities laws thereof, or
(ii) any omission or alleged omis-
sion of a material fact required to be stated therein or necessary to make the statements therein not misleading, and the Company will reimburse such holder and each such director, officer and controlling person for any legal or any other expenses incurred by them in connection with investigating or defending any such loss, claim, liability, action or proceeding; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon an untrue statement or omission made in such registration statement, any such prospectus or preliminary prospectus or any amendment or supplement thereto, or in any application, in reliance upon, and in conformity with, written information prepared and furnished to the Company by such holder expressly for use therein or by such holder's failure to deliver a copy of the prospectus or any amendments or supplements thereto after the Company has furnished such holder with a sufficient number of copies of the same. In connection with an underwritten offering, the Company will indemnify such underwriters, their officers and directors and each Person who controls such underwriters (within the meaning of the Securities Act) to the same extent as provided above with respect to the indemnification of the holders of Registrable Securities.

     (b) In connection with any registration statement in which a holder of Registrable Securities is participating, each such holder will furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such registration statement or prospectus and, to the extent permitted by law, will indemnify and hold harmless the Company, its directors and officers and each other Person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities, to which the Company or any such director or officer or controlling person may become subject under the Securities Act or otherwise, to the extent that such losses, claims, damages or liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof) result from
(i) any untrue statement of material fact contained in the registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or in any application, (ii) any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only in the case of clauses (i) and (ii) to the extent that such untrue statement or omission is made in such registration statement, any such prospectus or preliminary prospectus or any amendment or supplement thereto, or in any application, in reliance upon and in conformity with written information prepared and furnished to the Company by such holder expressly for use therein, or (iii) the failure by such holder of Registrable Securities to deliver a prospectus to the extent required under the Securities Act but only if the Company shall have complied with its obligation under this Agreement to provide such holder with such a prospectus.

     (c) Any Person entitled to indemnification hereunder will (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemni-fication but the failure to provide notice as is required by this sentence shall not relieve the indemnifying party of its obligations hereunder except to the extent that the failure to provide such notice has prejudiced such indemnifying party in any material respect and (ii) unless in such indemnified party's reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim or unless in the indemnified party's reasonable judgment there may be one or more legal defenses available to it that are different from or additional to those available to any such indemnifying party, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party will not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent will not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel (in addition to any required local counsel) for all parties indemnified by such indemnifying party as well as one additional counsel (in addition to any required local counsel) for all Preferred Investor Common Stockholders and their Affiliates, Associated Entities and Managed Funds to the extent any of them may be an indemnified party hereunder with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim.

     (d) The indemnification provided for under this Agreement will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and will survive the transfer of securities. The Company or the holders of Registrable Securities also agrees to make such provisions, as are reasonably requested by any indemnified party, for contribution to such party in the event the Company's or the holders of Registrable Securities indemnification is unavailable for any reason.

     16. Participation in Underwritten Registrations.

     (a) No Person may participate in any registration hereunder which is underwritten unless such Person (i) agrees to sell such Person's securities on the basis provided in any underwriting arrangements approved by the Company (including, without limitation, pursuant to the terms of any over-allotment or "green shoe" option requested by the managing underwriter(s), except that no holder of Registrable Securities will be required to sell more than the number of Registrable Securities that such holder has requested the Company to include in any registration), (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements; provided, however, that no holder of Registrable Securities included in any underwritten registration will be required to make any representations or warran-ties to the Company or the underwriters other than representations and warranties regarding such holder and such holder's intended method of distribution, due and valid execution of any agreements relating to such offering, and good title to, and the absence of liens or encumbrances on, any Registrable Securities to be sold by such Stockholders in such registration, and to the extent that any underwriter or underwriters may require any Stockholder to make additional representations and warranties which the other participants in such underwritten offering have agreed to make, then such Stockholder will not be permitted to participate in such registration unless such Stockholder agrees to make the same representations and warranties, (iii) timely furnishes to the Company and/or the underwriters managing such registration, all information regarding such holder, the Registrable Securities held by such holder and its intended method of distribution of such Registrable Securities as the Company or such underwriters reasonably request, and (iv) agrees (and such holder hereby agrees) to notify the Company and/or any underwriter managing such registration of any untrue statement of material fact contained in the prospectus in connection with such registration or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is made in such prospectus in reliance upon and in conformity with written information prepared and furnished to the Company by such holder expressly for use therein.

     (b) Each Person that is participating in any Registration hereunder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 13(e) hereof, such Person will forthwith discontinue the disposition of its Registrable Securities pursuant to the registration statement until such Person's receipt of the copies of a supplemented or amended prospectus as contemplated by such Section 13(e). In the event the Company will give any such notice, the applicable time period mentioned in Section 13(b) during which a Registration Statement is to remain effective will be extended by the number of days during the period from and including the date of the giving of such notice pursuant to this Section 16(b) to and including the date when each seller of a Registrable Security covered by such registration statement will have received the copies of the supplemented or amended prospectus contemplated by Section 13(e).

     17. Put and Call Rights. Capitalized terms used in this Section 17 but not defined in this Agreement shall, with respect to any Individual Investor who is employed by the Company pursuant to an employment agreement, have the meanings ascribed to such terms in such Individual Investor's employment agreement; provided that with respect to any Individual Investor who is employed by the Company but is not party to an employment agreement, the definitions of "Cause" and "Good Reason" shall have the meanings set forth in Section 20. For purposes of this Section 17, "Affiliated Transferees" refers to Persons who are Permitted Transferees within the meaning of clauses (iv) and (v) of the definition of Permitted Transferee in Section 5(b); provided, that for purposes of Section 17(b), the term "Affiliated Transferee" shall also include any Person who is a Permitted Transferee of an Indi-vidual Investor within the meaning of clauses (i), (ii) and (iii) of the definition of Permitted Transferee in Section 5(b) if and to the extent that such Individual Investor transferred shares of Common Stock to such Permitted Transferee in contemplation of the Individual Investor's termination of employment in the manner contemplated by Section 17(b).

     (a) Put Right.

     (i) If an Individual Investor's employment with the Company is terminated
(A) due to death or disability, (B) by the Individual Investor for Good Reason or (C) by the Company without Cause, the Individual Investor shall have the right, subject to the provisions of Section 17(e), for a period of 90 days following the date of termination of employment of such Individual Investor (or until a determination of Fair Market Value or Cost shall have been made, as the case may be, if such time is later) (the "Put Period"), to sell to the Company, and the Company (or, at the Company's option, a Subsidiary thereof) shall be required to purchase (subject to the provisions of Section 17(e)), all but not less than all of the shares of Common Stock then held by the Individual Investor and any Affiliated Transferee of such Individual Investor at a price per share equal to the applicable purchase price determined in accordance with Section 17(a)(iii).

     (ii) The Individual Investor who desires to exercise the put right in accordance with this Section 17(a) shall, not later than the last day of the Put Period, send written notice of his intention to sell such shares pursuant to this Section 17, specifying the number of shares to be sold. The closing of the purchase shall take place at the principal office of the Company on the tenth day following the giving of such notice.

     (iii) In the event of a purchase by the Company pursuant to Section 17(a)(i), the purchase price per share shall be the Fair Market Value per share.

     (b) Call Right.

     (i) If an Individual Investor's employment is terminated by the Individual Investor without Good Reason prior to the third anniversary of the date hereof or by the Company for Cause, the Company shall have the right and option to purchase (for the purpose of selling such shares to members of New Management), for a period of 30 days following the date of termination of employment of such Individual Investor (the "First Call Period"), and the Individual Investor shall be required to offer to the Company, any or all of the shares then held by such Individual Investor and any Affiliated Transferee, at a price per share equal to the applicable purchase price determined pursuant to Section 17(b)(iv).

     (ii) In the event that the call right provided for in Section 17(b)(i) is not fully exercised during the First Call Period, the Individual Investors (other than the Individual

Investor whose employment has been terminated) shall have the right and option for 30 days after the First Call Period (the "Second Call Period") to purchase any or all the shares of Common Stock then held by the terminated Individual Investor and any Affiliated Transferee, and such Individual Investor (and any Affiliated Transferee) shall be required to offer to the other Individual Investors, any or all of such shares not purchased pursuant to Section 17(b)(i) at a price per share equal to the applicable purchase price determined pursuant to Section 17(b)(iv). If the Individual Investors' call right is not exercised during the Second Call Period, the Preferred Investor Common Stockholders shall have the right and option for 30 days after the Second Call Period (the "Third Call Period") to purchase any or all shares then held by the terminated Individual Investor and any Affiliated Transferee not purchased pursuant to
Section 17(b)(i) or the preceding sentence, and the Individual Investor (and any Affiliated Transferee) shall be required to offer to the Preferred Investor Common Stockholders any or all of such shares at a price per share equal to the applicable purchase price determined pursuant to Section 17(b)(iv). If the Preferred Investor Common Stockholders' call right is not exercised during the Third Call Period, the Company shall have the right and option for 30 days after the Third Call Period (the "Fourth Call Period") to purchase any or all shares then held by the terminated Individual Investor and any Affiliated Transferee not purchased pursuant to Section 17(b)(i) or the preceding sentence, and the Individual Investor (and any Affiliated Transferee) shall be required to offer to the Company any or all of such shares at a price per share equal to the applicable purchase price determined pursuant to Section 17(b)(iv).

     (iii) If the Company desires to exercise its right and option to purchase any shares of Common Stock pursuant to Section 17(b)(i) or the last sentence of Section (b)(ii), the Company shall, not later than the end of the First Call Period or the Fourth Call Period (as applicable), send written notice of its intention to purchase shares to the Individual Investor whose employment has been terminated (and any applicable Affiliated Transferee) and to the other Individual Investors and to the Preferred Investor Common Stockholders. If the Individual Investors desire to exercise their option to purchase any shares of Common Stock pursuant to Section 17(b)(ii), the Individual Investors shall, not later than the end of the Second Call Period, send written notice of their intention to purchase shares to the Individual Investor whose employment has been terminated (and any applicable Affiliated Transferee) and to the Company and to the Preferred Investor Common Stockholders. If the Preferred Investor Common Stockholders desire to exercise their option to purchase any shares pursuant to Section 17(b)(ii), they shall, not later than the end of the Third Call Period, send written notice of their intention to the Individual Investor whose employment has been terminated (and any applicable Affiliated Transferee) and to the Preferred Investor Common Stockholders.

     (iv) In the event of a purchase by any Individual Investor, the Company or the Preferred Investor Common Stockholders pursuant to this Section 17(b), the purchase price per share shall be:

               (1) in the case of a termination of employment by the Individual Investor without Good Reason (prior to the third anniversary of the date hereof), an amount equal to the lesser of (a) Cost plus interest at an annual rate of 8% from and after the Effective Time to the date of termination or (b) Fair Market Value; or

               (2) in the case of a termination of employment by the Company for Cause, an amount equal to the lesser of (a) Cost or (b) Fair Market Value.

     (c) Limitations on Obligation to Purchase Shares.

     (i) The Company shall not be obligated to purchase any shares at any time pursuant to this Section 17, regardless of whether it has in the case of Section 17(b) delivered a notice of its election to purchase any such shares, to the extent that the purchase of such shares (together with any other purchases of shares pursuant to this Section 17) would conflict with or result in a violation of, any law, statute, rule, regulation, policy, guideline, order, writ, injunction, decree or judgment promulgated or entered by any federal, state, local or foreign court or governmental authority applicable to the Company or any of its Subsidiaries or any of its or their property or the restrictions of any financing agreements to which the Company is a party (provided that the Company shall use its commercially reasonable efforts to have such restrictions waived) (any of such results described in (i) or (ii) being sometimes hereinafter referred to as a "Violation"). To the extent a purchase or proposed purchase of shares pursuant to this Section 17 constitutes a Violation, and the Company does not purchase such shares during the relevant period for purchase specified in this Section 17, the Company's right or obligation to purchase such shares shall be suspended. In the case of the put right described in Section 17(a), when the Company is no longer prohibited from purchasing such shares, the Company shall provide written notice of such fact to the Individual Investor entitled to such put right, and such Individual Investor will have the right, for an additional period of 90 days from such written notice, to exercise its put right under Section 17(a). In the case of the call right described in
Section 17(b), when the Company is no longer prohibited from purchasing such shares, the Company's right and obligation shall be reinstated with the same effect as if such suspension had not occurred.

     (ii) If at any time consummation of all purchases of shares to be made by the Company pursuant to this Section 17 is prohibited pursuant to this Section 17(c), then the Company shall purchase from the applicable Individual Investor(s) the maximum number of shares which it is able to repurchase without a resulting Violation.

     (iii) Notwithstanding anything contained in this Agreement to the contrary, any shares which an Individual Investor has elected to sell to the Company pursuant to Section 17(a) or which the Company has elected to purchase from the Individual Investor pursuant to Section 17(b) shall be purchased by the Company on the tenth day after such date or dates that the Company learns that it is no longer permitted to defer purchasing such shares under this Section 17(c) at the relevant purchase price set forth in this Section 17 at the time of such purchase, and the Company shall give the Individual Investor seven days prior notice of any such purchase and, with respect to sales pursuant to Section 17(a), the terminated Individual Investor shall have the right, but not the obligation, to sell such shares, and, with respect to sales pursuant to Section 17(b), the Company shall thereafter have the right and the obligation to purchase, and the terminated Individual Investor (and Affiliated Transferees thereof) shall have the obligation to sell, such shares.

     (d) Payment for Stock. The purchase price of shares purchased by the Company pursuant to this Section 17 will be paid by the Company's delivery of a bank cashier's check or certified check.

     18. Additional Covenants.

     (a) Preemptive Rights. In the event that, prior to the consummation of a Qualified Public Offering, the Company seeks to sell shares (other than shares issued pursuant to employee benefit and stock option plans of the Company and other than in connection with acquisitions or the exercise of any warrants issued in the Debt Financing) in a private or similar non-public placement, each of the Preferred Investor Common Stockholders and the Individual Investors shall be entitled to acquire, at the proposed offering price of such shares, that number of shares equal to the aggregate number of shares proposed to be so offered multiplied by a fraction, the numerator of which shall be the number of fully-diluted shares owned by each respective Stockholder and, without duplication, such Stockholder's Permitted Transferees (or, in the case of any Preferred Investor Common Stockholder, any transferee of such Preferred Investor Common Stockholder), and the denominator of which shall be the aggregate number of fully-diluted shares owned by all Stockholders and, without duplication, their Permitted Transferees (or, in the case of any Preferred Investor Common Stockholder, any transferee of such Preferred Investor Common Stockholder). In connection with any proposed issuance of such shares, the Company shall give to each Stockholder at least 15 days prior written notice of its intention to effect such issuance, specifying in such notice the number of shares to be sold, and the proposed offering price per share. Each Stockholder shall have the right, exercisable within 10 days after receipt of such notice, to elect to purchase up to the maximum number of shares to which such Stockholder is entitled to acquire hereunder with such purchase being effected by such Stockholder's payment to the Company, on or before the 20th day after such notice, by wire transfer of immediately available funds, an amount equal to the number of shares to be purchased by such Stockholder, multiplied by the offering price per share, against delivery of certificates evidencing the number of shares so acquired, which will be issued in the name of such Stockholder. To the extent any shares proposed to be sold in such private placement shall not have been subscribed to by an existing Stockholder, the Company shall be free thereafter to sell such shares by way of a private placement, or similar offering, at an offering price per share not less than that set forth in the notice to the Stockholders.

     (b) Cash Flow Sweep. The Company shall use no less than 75% of its Excess Cash Flow (as defined in the Senior Credit Facility (as in effect on the date hereof)) to repay its outstanding Indebtedness until such time as the ratio of funded debt to EBITDA (as defined in the Certificate of Designations as in effect on date hereof) of the Company is less than 3.0 to 1, at which time the Company shall use no less than 50% of its Excess Cash Flow to repay its outstanding Indebtedness.

     (c) Further Assurances. Each party hereto or person subject hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party hereto or person subject hereto may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, compliance with all applicable laws and regulations. Following the consummation of a Qualified Public Offering, the Preferred Investor Common Stockholders and the Individual Investors shall cooperate in making any amendment to any voting and director nomination provisions under this Agreement as is appropriate for such a public company.

     (d) Rollover Equity Financing. Each of the Individual Investors, jointly and severally, covenants to each of the Company and the Preferred Investor Common Stockholders that he will, concurrently with the consummation of the Merger, make a common equity investment in the Company through the rollover of Common Stock of the Company (valued at a per share purchase price in the Tender Offer), through the conversion in the Merger of options (valued at the per share purchase price in the Tender Offer less the exercise price per share) into interests in a rabbi trust that holds shares of Common Stock of the Company and through additional purchases of Company Common Stock which will result in an aggregate continuing investment in the Common Stock of the Company of $15.0 million at the Effective Time, of which not less than $10.0 million shall reflect a common equity investment by Thomas M. Begel, Andrew M. Weller, Camillo
M. Santomero III and James D. Cirar, collectively.

     (e) Escrow of Shares. Each of the Individual Investors has on the date of this Agreement placed into escrow pursuant to the terms of the Escrow Agreement dated the date hereof among the Company, Acquisition, the Individual Investors, the Preferred Investor Common Stockholders, CIBC Inc., First Union Investors, Inc. and the escrow agent named therein an aggregate of 41,040 shares of Common Stock (the "Escrow Shares") pursuant to which the Individual Investors have agreed to transfer or cause the transfer under certain circumstances their Escrow Shares in accordance with the terms of the Escrow Agreement to the

Preferred Investor Common Stockholders. Each Individual Investor hereby authorizes and instructs the Company to transfer (and appoints the Company as its attorney-in-fact for such purposes) the Escrow Shares of such Individual Investor in accordance with the terms of such Escrow Agreement.

     19. Term. This Agreement shall terminate, and be of no further force or effect, automatically without any further action on the part of any parties hereto, upon the earliest of (a) the tenth anniversary of the Effective Time,
(b) the completion of a Qualified Public Offering, (c) a sale of all or substantially all of the assets or Capital Stock of the Company to a Person that is not an Affiliate of the Company (whether by merger, consolidation, sale of assets or Capital Stock or otherwise) or (d) upon the agreement of holders of 75% of the Common Stock (including the agreement of Preferred Investor Common Stockholders holding not less than 75% of the shares of Common Stock held by all Preferred Investor Common Stockholders); provided that, in the event of a Qualified Public Offering, the provisions of Sections 1-3, 5(g), 5(h), 5(i) and 9-21 (other than Section 17) shall continue in full force and effect until the earliest to occur of the events set forth in clauses (a), (c), or (d); provided, further, that the provisions of Sections 11-16, 20 and 21 shall survive in all instances until terminated pursuant to clause (d).

     20. Definitions. Capitalized terms set forth below shall have the following meanings. Certain other capitalized terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement:

     "Affiliate" of a Person means any other Person directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with such Person. The term "control" shall mean, as applied to any Person, the possession directly or indirectly of the power to direct or cause the direction of the management of such Person through the ownership of voting securities or otherwise and the terms "controlling" and "controlled" have the correlative meanings.

     "Associated Entity" shall have the meaning ascribed to such term in Section 5(i) hereof.

     "Board" shall have the meaning ascribed to such term in Section 1 hereof.

     "Capital Stock" shall have the meaning ascribed to such term in the Certificate of Designations.

     "Cause" shall mean, with respect to any Individual Investor who does not have an employment agreement with the Company,

          (i) the willful and continuous neglect or refusal to perform such Individual Investor's ability duties or responsibilities, or the willful taking of actions (or willful failures to take actions) which materially impair the Individual Investor's ability to perform his duties or responsibilities which in each case continues after being brought to the attention of the Individual Investor (other than any such failure resulting from the Individual Investor's incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a notice of termination); or

          (ii) any act by the Individual Investor which constitutes gross negligence or willful misconduct in the performance of his duties hereunder, or the conviction of the Individual Investor of any felony, in each case which is materially and manifestly injurious to the Company and which is brought to the attention of the Individual Investor in writing not more than 30 days from the date of its discovery by the Company or the Board.

     "Certificate of Designations" means the Certificate of Designations of Acquisition relating to its 14-1/2% Senior Redeemable Preferred Stock.

     "Change of Control" shall mean the occurrence of a "Change of Control" under the Certificate of Designations; and shall also mean any such time when
(i) the Preferred Investor Common Stockholders and their Affiliates, Associated Entities and Managed Funds collectively beneficially own less than 50% of the shares of Common Stock of the Company collectively held by them on the date of this Agreement or (ii) the Individual Investors and their Permitted Transferees collectively beneficially own less than 50% of the shares of Common Stock of the Company beneficially owned by them on the date of this Agreement.

     "Commission" means the United States Securities and Exchange Commission and any successor federal agency administering the Securities Act.

     "Common Stock" has the meaning ascribed to such term in the Recitals to this Agreement.

     "Cost" means the amount of money or property per share contributed to the Company in exchange for the relevant shares of Capital Stock.

     "Debt Financing" shall mean the financing transactions entered into in connection with the closing of the Tender Offer.

     "DGCL" means the Delaware General Corporation Law, as the same may hereafter be amended from time to time.

     "Effective Time" shall have the meaning ascribed to such term in the recitals to this Agreement.

     "Exchange Act" means the Securities Exchange Act of 1934 and all rules, regulations and orders issued thereunder, as any of the same may be amended.

     "Fair Market Value" means the fair market value of all of the outstanding shares of voting and non-voting Common Stock, divided by the aggregate number of outstanding shares of voting and non-voting Common Stock. Fair Market Value shall be determined in good faith by the Board, on the basis of a hypothetical sale price to an unaffiliated third party, without discounts, after due consideration of a number of factors, including, the Company's earnings and other operating and financial information as of the end of the monthly reporting period immediately preceding the month in which the event requiring a determination of Fair Market Value occurs, and the future prospects for the Company. From and after the six month anniversary of the Effective Time, if an Individual Investor whose employment is terminated does not agree with the fair market value determination of the Board, then the Fair Market Value shall be determined by a nationally recognized, independent investment banking firm (the "Referee") chosen by the Company and reasonably acceptable to each of the Individual Investors immediately affected or, if there is a dispute as to the selection of such investment banking firm, chosen by the American Arbitration Association in New York, upon application of any Individual Investor then immediately affected by such determination. All affected Individual Investors shall be afforded adequate opportunities to discuss the valuation with the investment bankers. The expense of such independent valuation shall be borne by the Company; provided, however, that in the event such independent firm's determination of Fair Market Value is no more than 10% higher than the Board's determination of Fair Market Value, 75% of the expense of such independent valuation shall be borne by the Company and 25% of the expense of such independent valuation shall be borne by the Individual Investor.

     "fully-diluted" shall be calculated to include warrants, options, convertible securities and any other security convertible into or exercisable for common stock of the Company, but only to the extent that such security is "in the money" (in the reasonable judgment of the Board of Directors of the Company) and is exercisable for or convertible into Common Stock within 180 days of the date of determination.

     "Good Reason" shall mean, with respect to any Individual Investor who does not have an employment agreement with the Company, without the Individual Investor's express written consent, the occurrence of any of the following circumstances unless such circumstances are fully corrected prior to the date of termination specified in the notice of termination given in respect thereof: (i) a material change in the Individual Investor's position, duties, responsibilities (including reporting responsibilities) or authority (except during period when the Individual Investor is unable to perform all or substantially all of his duties and/or responsibilities on account of the Individual Investor's illness (either physical or mental) or other incapacity, (ii) a reduction in either the Individual Investor's annual rate of base salary or level of participation in any bonus plans for which he is eligible, or (iii) the failure to provide facilities or services which are suitable as determined by the Board of the Company to the Individual Investor's position and adequate for the performance of the Individual Investor's duties and responsibilities.

     "Indebtedness" shall have the meaning ascribed to such term in the Certificate of Designations (as in effect on the date hereof).

     "Investments" shall have the meaning ascribed to such term in the Certificate of Designations (as in effect on the date hereof).

     "Permitted Indebtedness" shall have the meaning ascribed to such term in the Certificate of Designations (as in effect on the date hereof).

     "Permitted Investments" shall have the meaning ascribed to such term in the Certificate of Designations (as in effect on the date hereof).

     "Permitted Transferee" shall have the meaning ascribed to such term in
Section 5(b).

     "Person" means any individual, partnership, corporation, limited liability company, trust, joint venture, unincorporated organization or other entity.

     "Preferred Stock" has the meaning ascribed to such term in the Recitals to this Agreement.

     "Qualified Public Offering" means a public offering and sale of Common Stock for cash pursuant to an effective registration statement under the Securities Act which public offering accounted for at least 20% of the outstanding Common Stock of the Company on a fully-diluted basis and yielded net proceeds of not less than $75.0 million.

     The terms "register", "registered" and "registration" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act and the declaration or ordering of effectiveness of such registration statement by the Commission.

     "Registrable Securities" means (i) any Common Stock, (ii) any common stock or other equity securities of the Company issued or issuable directly or indirectly with respect to the securities referred to in clause (i) by way of stock dividend, stock conversion or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization and (iii) any Successor Securities thereof, all to the extent held by a Stockholder, or any transferee thereof.

     "Related Person" shall have the meaning set forth in Section 3(e).

     "Securities Act" means the Securities Act of 1933 and all rules, regulations and orders issued thereunder, as any of the same may he amended from time to time.

     "Senior Credit Facility" means the Credit Agreement, dated as of March 9, 2000, among the Company, certain of the Company's Subsidiaries, the lenders party thereto in their capacity as lenders thereunder and Canadian Imperial Bank of Commerce, as syndication agent, and First Union National Bank, as administrative agent.

     "Subsidiary" of any specified Person means any corporation, partnership, limited liability company, joint venture, association or other business entity, whether now or hereafter existing or hereafter organized or acquired,

          (i) in the case of a corporation, of which more than 50% of the total voting power of the Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, officers or trustees thereof is held by such first-named Person or any of its Subsidiaries; or

          (ii) in the case of a partnership, limited liability company, joint venture, association or other business entity, with respect to which such first-named Person or any of its Subsidiaries has the power to direct or cause the direction of the management and policies of such entity by contract or otherwise or if in accordance with generally accepted accounting principles such entity is consolidated with the first-named Person for financial statement purposes.

     "Successor Securities" means any securities of the Company or any successor Person (by merger, consolidation, operation of law or otherwise) which shall have been issued in exchange for the Common Stock or into which the Common Stock shall have been converted (by reclassification, recapitalization, merger, consolidation or otherwise).

     "Transfer" (or any correlative term) means with respect to any share of Capital Stock, any sale, transfer, assignment or other disposition of such share of Capital Stock.

     21. Miscellaneous.

     (a) Amendment and Waiver. Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective against the Company or the Stockholders unless such modification, amendment or waiver is approved in writing by (i) a majority-in-interest of the Individual Investors and (ii) a majority-interest of the Preferred Investor Common Stockholders; provided that no such amendment or waiver that has a materially disproportionate effect on any Stockholder shall be effective unless approved in writing by the Stockholder(s) so affected. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

     (b) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

     (c) Entire Agreement. Except as otherwise expressly set forth herein, this document embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

     (d) Successors and Assigns. Except as otherwise expressly provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the respective successors, personal representatives and assigns of the parties hereto whether or not expressed.

     (e) Reorganization, etc. The provisions of this Agreement shall apply, mutatis mutandi to any shares or other securities resulting from any stock split or reverse split, stock dividend, reclassification, subdivision, consolidation or reorganization of any shares or other securities of the Company and to any shares or other securities of the Company or of any successor company which may be received by any of the parties hereto by virtue of their respective ownership of any shares of Capital Stock of the Company.

     (f) Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of a manually executed counterpart of this Agreement, but the failure to deliver a manually executed counterpart of this Agreement shall not effect the delivery, enforceability or binding effect of this Agreement.

     (g) Remedies. The Company and the Stockholders shall be entitled to enforce their rights under this Agreement specifically to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that the Company and any Stockholder may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.

     (h) Notice. All notices, demands or other communication to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient, sent to the recipient by reputable express courier service (charges prepaid) or mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications shall be sent to the Company at the address indicated below, with a copy to Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036, Attention: Joseph A. Coco, Esq., and to any other recipient at the address indicated on Exhibit A attached hereto and to any subsequent holder of shares of Capital Stock subject to this Agreement at such address as indicated by the Company's records, or at such address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. The Company's address is:

                     Transportation Technologies Industries, Inc.
                     980 North Michigan Avenue
                     Suite 1000
                     Chicago, IL 60611

     (i) Governing Law. All questions concerning the relative rights of the Company and its Stockholders and the construction, validity and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.
(j) Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

                            [signature pages follow]

     IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement on the day and year first above written.


                            PREFERRED INVESTORS

                            CARAVELLE INVESTMENT FUND, L.L.C.

                            By:      Caravelle Advisors, L.L.C., its
                                     investment manager and attorney-in-fact

                                   /s/ Jason Block
                                   -------------------------------------------
                                   Name:      Jason Block
                                   Title:     Executive Director



                            CIBC WMC INC.

                            By:    /s/ Jay Bloom
                                   -------------------------------------------
                                   Name:      Jay Bloom
                                   Title:     Managing Director



                            ALBION ALLIANCE MEZZANINE FUND, L.P.

                            By:      Albion Alliance LLC, its general partner

                                   /s/ U. Peter C. Gummeson
                                   -------------------------------------------
                                   Name:      U. Peter C. Gummeson
                                   Title:     Senior Vice President



                            ALBION ALLIANCE MEZZANINE FUND II, L.P.

                            By:      AA MEZZ II GP, LLC, its general partner

                            By:      Albion Alliance LLC, its sole member

                                   /s/ U. Peter C. Gummeson
                                   -------------------------------------------
                                   Name:      U. Peter C. Gummeson
                                   Title:     Senior Vice President

                            INDIVIDUAL INVESTORS

                            /s/ Thomas M. Begel
                            ------------------------------------------
                            Thomas M. Begel

                            /s/ Timothy A. Masek
                            ------------------------------------------
                            Timothy A. Masek

                            /s/ Kenneth M. Tallering
                            ------------------------------------------
                            Kenneth M. Tallering

                            /s/ Andrew M. Weller
                            ------------------------------------------
                            Andrew M. Weller

                            /s/ James D. Cirar
                            ------------------------------------------
                            James D. Cirar

                            /s/ Camillo M. Santomero III
                            ------------------------------------------
                            Camillo M. Santomero III

                            /s/ John Wilkinson
                            ------------------------------------------
                            John Wilkinson

                            /s/ Robert L. Jackson
                            ------------------------------------------
                            Robert L. Jackson

                            /s/ Donald C. Mueller
                            ------------------------------------------
                            Donald C. Mueller

                            /s/ Lee Swafford
                            ------------------------------------------
                            Lee Swafford

                            /s/ Kelly Bodway
                            ------------------------------------------
                            Kelly Bodway

                            /s/ David W. Riesmeyer
                            ------------------------------------------
                            David W. Riesmeyer

                            /s/ Brent Williams
                            ------------------------------------------
                            Brent Williams

                            /s/ Jeffrey Elmer
                            ------------------------------------------
                            Jeffrey Elmer

                            /s/ Adam Gottlieb
                            ------------------------------------------
                            Adam Gottlieb

                            C+H ENTERPRISES GROUP, INC.

                            By:    /s/ Joe A. Hicks
                                   ---------------------------------------
                                   Name:      Joe A. Hicks
                                   Title:     Chief Executive Officer

                            TRANSPORTATION TECHNOLOGIES
                              INDUSTRIES, INC.

                            By:    /s/ Kenneth M. Tallering
                                   ---------------------------------------
                                   Name:      Kenneth M. Tallering
                                   Title:     Vice President, General Counsel
                                                 and Secretary

                                                                       EXHIBIT A


LIST OF INDIVIDUAL INVESTORS

Thomas M. Begel
c/o Transportation Technologies Industries, Inc.
980 North Michigan Avenue
Suite 1000
Chicago, IL 60611

Timothy M. Masek
c/o Transportation Technologies Industries, Inc.
980 North Michigan Avenue
Suite 1000
Chicago, IL 60611

Camillo M. Santomero III
c/o Transportation Technologies Industries, Inc.
980 North Michigan Avenue
Suite 1000
Chicago, IL 60611

Kenneth M. Tallering
c/o Transportation Technologies Industries, Inc.
980 North Michigan Avenue
Suite 1000
Chicago, IL 60611

Andrew M. Weller
c/o Transportation Technologies Industries, Inc.
980 North Michigan Avenue
Suite 1000
Chicago, IL 60611

James D. Cirar
c/o Transportation Technologies Industries, Inc.
980 North Michigan Avenue
Suite 1000
Chicago, IL 60611

John Wilkinson
c/o Transportation Technologies Industries, Inc.
980 North Michigan Avenue
Suite 1000
Chicago, IL 60611

Robert C. Jackson
c/o Transportation Technologies Industries, Inc.
980 North Michigan Avenue
Suite 1000
Chicago, IL 60611

Donald C. Mueller
c/o Transportation Technologies Industries, Inc.
980 North Michigan Avenue
Suite 1000
Chicago, IL 60611

Lee Swafford
c/o Transportation Technologies Industries, Inc.
980 North Michigan Avenue
Suite 1000
Chicago, IL 60611

Kelly Bodway
c/o Transportation Technologies Industries, Inc.
980 North Michigan Avenue
Suite 1000
Chicago, IL 60611

David W. Riesmeyer
c/o Transportation Technologies Industries, Inc.
980 North Michigan Avenue
Suite 1000
Chicago, IL 60611

Brent Williams
c/o Transportation Technologies Industries, Inc.
980 North Michigan Avenue
Suite 1000
Chicago, IL 60611

Jeffrey Elmer
c/o Transportation Technologies Industries, Inc.
980 North Michigan Avenue
Suite 1000
Chicago, IL 60611

Adam Gottlieb
c/o Transportation Technologies Industries, Inc.
980 North Michigan Avenue
Suite 1000
Chicago, IL 60611

C+H Enterprises Group, Inc.
c/o Transportation Technologies Industries, Inc.
980 North Michigan Avenue
Suite 1000
Chicago, IL 60611

LIST OF PREFERRED INVESTOR COMMON STOCKHOLDERS


Caravelle Investment Fund, L.L.C.
425 Lexington Avenue
New York, NY 10017

CIBC WMC Inc.
425 Lexington Avenue
New York, NY 10017

Albion Alliance Mezzanine Fund, L.P.
Albion Alliance Mezzanine Fund II, L.P.
c/o Albion Alliance LLC
1345 Avenue of the Americas
37th Floor
New York, NY 10105